PRESS RELEASE - FOR IMMEDIATE RELEASE

INYX REPORTS MANAGEMENT-LED GROUP

HAS APPROACHED BOARD ABOUT GOING PRIVATE;

OTHER MATERIAL DEVELOPMENTS REPORTED

NEW YORK - November 24, 2006 - Inyx, Inc. (OTC BB: IYXIE), a specialty pharmaceutical company focused on niche drug delivery technologies and products, reported today that a group comprised of Inyx senior management and strategic outside investors this week approached the company’s board of directors about taking the company private. The Inyx board has formed a special committee comprised of three independent directors, which will evaluate any specific proposal. The committee will retain an independent investment-banking firm to review the fairness of any proposed offer made by the group. The group, which includes Jack Kachkar, M.D., Chairman & CEO of Inyx, and Steve Handley, President of Inyx, said that it intends to make an offer that “it believes will be in the best interests of all Inyx shareholders.” Yesterday, Dr. Kachkar informed the special committee that he will work to secure new debt financing for Inyx before the group tries to finalize financing for any going-private offer.

Inyx reported that the company this week informed Westernbank Puerto Rico it intended to pay off the loan amounts owed to Westernbank by December 31, 2006; this debt now totals approximately $120 million and Dr. Kachkar has pledged a personal guarantee against a portion of that amount.

The company said it is now finalizing all of its financial statements and related information for its Form 10-Q quarterly report, which it expects to file next week.

Inyx also reported revised guidance for 2006. The company now expects revenues for the year to total approximately $85 million, up from $49.6 million in 2005, with net losses for 2006, based on two pending acquisitions now not being completed this year.

Inyx has a definitive agreement to acquire Pharmapac UK Ltd., one of the leading contract pharmaceutical production and packaging providers in the United Kingdom. This acquisition is now expected to be completed by January 4, 2007. Pharmapac expects revenues to be in excess of £7.3 million ($13.9 million) with EBITDA exceeding £1.5 million ($2.9 million) for 2006.

Inyx also has a pending acquisition of a German pharmaceutical production business. Inyx said today that it is reviewing this acquisition because of a recent disclosure that significantly reduces the mid-term operating results for the German site and, consequently, Inyx is uncertain now if this transaction will be consummated.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with niche drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., based in Manati, Puerto Rico; Inyx Pharma Ltd. and Inyx Europe Limited, which owns and operates Ashton Pharmaceuticals Ltd., all near Manchester, England; Inyx Canada, Inc. in Toronto; and Exaeris, Inc., based in Exton, Pennsylvania. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxgroup.com.

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Safe Harbor

Statements about Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by these regulations. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For more information, please contact:

Jay M. Green, Executive VP, 212-838-1111 jgreen@inyxgroup.com
Bill Kelly, VP, Investor Relations, 212-838-1111 bill.kelly@inyxgroup.com

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